                                                                     Exhibit 3.1
                                                                     -----------

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           MAXCOR FINANCIAL GROUP INC.

--------------------------------------------------------------------------------
             Pursuant to Section 245 of the General Corporation Law
                            of the State of Delaware
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            MAXCOR FINANCIAL GROUP INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

            1. The name of the Corporation is Maxcor Financial Group Inc.

            2. The original Certificate of Incorporation of the Corporation was filed under the name Financial Services Acquisition Corporation with the Secretary of State of the State of Delaware on August 18, 1994.

            3. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented, and, except as permitted by Section 245(c) of the General Corporation Law of the State of Delaware [see bracketed provisions], there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

            4. This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

            5. The text of the Restated Certificate of Incorporation of Maxcor Financial Group Inc. is set forth in full immediately below.

            FIRST: The name of the Corporation is Maxcor Financial Group Inc.

            SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

            THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "GCL").

            FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 31,000,000, of which 30,000,000 shares shall be Common Stock of the par value of $0.001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $0.001 per share.

            A. Preferred Stock. The Board of Directors is expressly authorized to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

      [Attached as Exhibit A is a Preferred Stock Designation creating the Corporation's "Series A Junior Participating Preferred Stock".]

      [Attached as Exhibit B is a Preferred Stock Designation creating the Corporation's "Series B Cumulative Redeemable Preferred Stock".]

            B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

            FIFTH: [Omitted pursuant to GCL Section 245(c)]

            SIXTH: A. The business of the Corporation shall be managed by or under the direction of its Board of Directors, which shall consist of not less than three nor more than twelve directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Initially, the number of directors shall be eight, with two Class I directors elected for a one-year term, three Class II directors elected for a two-year term, and three Class III directors elected for a three-year term. At each succeeding annual meeting of stockholders beginning in 1997, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting of the stockholders for the year in which his or her term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement or removal from office for cause. Except as the GCL may otherwise require, any vacancy on the Board of Directors that results from an increase in the authorized number of directors or any other vacancy occurring in the Board of Directors (including any unfilled vacancy resulting from the removal of any director for cause) may be filled by a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor or, if such director has no predecessor, as that of the class of directors to which such director has been elected. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or any Preferred Stock Designation pursuant to Article FOURTH or as may be permitted by the GCL, and such directors so elected shall not be divided into classes pursuant to this Article SIXTH unless expressly provided by such terms.

            B. Subject to the rights of the holders of shares of any series of Preferred Stock to elect additional directors under specified circumstances or to consent to actions taken by the Corporation which specifically require the approval of such holders, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders.

            C. Subject to the rights of the holders of any class or series of Preferred Stock, and notwithstanding anything to the contrary in the by-laws of the Corporation, special meetings of the Corporation may be called only by the Chairman of the Board, the President of the Corporation or by the affirmative vote of a majority of the members of the Board of Directors.

            D. Notwithstanding any other provision of this Certificate of Incorporation or the by-laws of the Corporation, the affirmative vote of the holders of record of shares of Voting Stock representing at least eighty percent (80%) of the votes entitled to be cast by holders of all the then outstanding shares of Voting Stock, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation, shall be required to alter, amend or repeal this Article SIXTH or to adopt any provision inconsistent herewith.

            SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

            A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

            B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

            C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interests, or for any other reason.

            D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

            EIGHTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action, further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

            B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final deposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

            NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

            IN WITNESS WHEREOF, the undersigned has signed this Restated Certificate of Incorporation and affirmed that this Restated Certificate of Incorporation is the act and deed of the Corporation and the facts stated herein are true.

Date:    March 16, 2000



                                 /s/ Gilbert Scharf
                                 ------------------------------------
                                 Gilbert Scharf,
                                   Chairman of the Board, Chief Executive
                                   Officer and President

                                                                       EXHIBIT A
                                                                       ---------

                     The Powers, Preferences and Rights
                                     of
               Series A Junior Participating Preferred Stock

            Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" and the number of shares constituting such series shall be 300,000.

            Section 2.  Dividends and Distributions.

            (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of
      (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $0.001 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after December 6, 1996 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            (B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in Paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date when, as and if declared by the Board of Directors out of funds legally available for the purpose.

            (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

            Section 3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

            (A) Each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation.

            (B) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                  (C) (i) If at any time dividends on any Series A Junior
            Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

                  (ii) During any default period, such voting right of the
            holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that such voting right shall not be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

                  (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Paragraph (C) (iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this Paragraph
            (C) (iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

                  (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Paragraph (C) (ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this Paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

                  (v) Immediately upon the expiration of a default period, (x)
            the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of Paragraph (C) (ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

            (D) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

            Section 4.  Certain Restrictions.

            (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

                  (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

                  (ii) declare or pay dividends on or make any other
            distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                  (iii) redeem or purchase or otherwise acquire for
            consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

                  (iv) purchase or otherwise acquire for consideration any
            shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

            (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph
      (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

            Section 5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

            Section 6. Liquidation, Dissolution or Winding Up. (A) Upon liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by
      (ii) 100 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause
      (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

            (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

            (C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or
      (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock,
      (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            Section 8. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

            Section 9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of such series shall provide otherwise.

            Section 10. Amendment. The Amended and Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

            Section 11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

                                                                       EXHIBIT B
                                                                       ---------

                     The Powers, Preferences and Rights
                                     of
               Series B Cumulative Redeemable Preferred Stock

                    (1) Designation; Number of Shares. The designation of such series of Preferred Stock shall be "Series B Cumulative Redeemable Preferred Stock" (the "Series B Preferred Stock") of Maxcor Financial Group Inc., a Delaware corporation (the "Corporation"). The stated value ("Stated Value") of each share of the Series B Preferred Stock shall be One Thousand U.S. Dollars (U.S.$1,000). The maximum number of shares of Preferred Stock authorized hereby shall be two thousand (2,000). The Series B Preferred Stock may be issued in fractional shares.

                    (2) Holder. The Series B Preferred Stock is being issued to a single holder, Yagi Euro Corporation (the "Holder"), for the business purpose of maintaining cross-ownership between the Holder and certain subsidiaries of the Corporation, and is subject to restrictions on transfer as described in paragraph (12) below. References to multiple holders herein are solely for convenience in the event that the Holder seeks, and the Corporation consents to, future transfers of the Series B Preferred Stock, and are not intended to modify or otherwise alter the restrictions in said paragraph (12).

                    (3) Rank. The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up, and dissolution, rank senior to all series and classes of the Common Stock, par value $.001 per share (the "Common Stock"), of the Corporation and to the Series A Junior Participating Preferred Stock, par value $.001 per share, of the Corporation. Unless specifically designated as being pari passu with the Series B Preferred Stock with respect to dividend rights or rights on liquidation, winding up or dissolution, all other series and classes of Preferred Stock of the Corporation hereinafter authorized or outstanding shall be junior to the Series B Preferred Stock with respect to such rights. All securities of the Corporation to which the Series B Preferred Stock ranks senior, including the Common Stock, are collectively referred to herein as the "Junior Securities"; and all securities of the Corporation with which the Series B Preferred Stock ranks pari passu are collectively referred to herein as the "Parity Securities."

                    (4) Dividends.

                        (i) Amount; Payment Dates. The holders of shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds legally available for the payment of dividends, cumulative dividends on each share of Series B Preferred Stock at the annual rate of two percent (2%) of the Stated Value of such share and no more. Such dividends shall be payable in arrears in equal quarterly payments on each of March 31, June 30, September 30 and December 31, commencing with December 31, 1998 (each of such dates being a "dividend payment date"), in preference to dividends on any Junior Securities. Such dividends shall be paid to the holders of record of the Series B Preferred Stock at the close of business on the business date 10 days prior to the relevant dividend payment date or such other date as may be specified by the Board of Directors of the Corporation at the time such dividend is declared; provided, however, that such date shall not be more than 60 days nor less than 10 days prior to the relevant dividend payment date. Each of such quarterly dividends shall be fully cumulative and shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends, at the annual rate of two percent (2%) compounded quarterly) from the first day of the quarterly period in which such dividend may be payable as herein provided, except that with respect to the period prior to the first dividend payment date, dividends shall accrue from October 1, 1998 (the "Issue Date"). Any dividends paid on the Series B Preferred Stock shall be deemed to be paid with respect to the earliest dividend payment dates for which cumulative dividends have not been paid in full. All references to accrued dividends herein shall be calculated in accordance with this paragraph (4) (i).

                                (ii) Form. Any dividends that accrue on the
      Series B Preferred Stock shall be paid in cash. All dividends paid pursuant to this paragraph shall be paid pro rata to the holders entitled thereto.

                                (iii) Fractional Shares. Each fractional share
      of the Series B Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series B Preferred Stock pursuant to paragraph (4)
      (i) hereof.

                    (5) Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital or surplus and whether or not any dividends are declared, an amount in cash equal to the Stated Value of each share outstanding (the "Liquidation Preference"), plus an amount in cash equal to all accrued and unpaid dividends thereon to the date payment is made available to the holders of the Series B Preferred Stock, before any payment shall be made or any assets distributed to any holder of Junior Securities. Except as provided in the preceding sentence, the holders of Series B Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Series B Preferred Stock and the holders of any Parity Securities, then the holders of all such shares and such Parity Securities shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which the holders of outstanding shares of Series B Preferred Stock and such Parity Securities are entitled were paid in full. The liquidation payment with respect to each fractional share of the Series B Preferred Stock outstanding shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of the Series B Preferred Stock. For the purposes of this paragraph (5), neither the voluntary sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, lease, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

                    (6) Redemption.

                        (i) Optional Redemption. The Corporation may, at any time or from time to time, redeem in whole or in part, at its option, the Series B Preferred Stock, to the extent the Corporation shall have funds legally available for such payment, at a per share cash redemption price equal to the Liquidation Preference per share, plus an amount in cash equal to all accrued and unpaid dividends thereon to the date of redemption (the "Redemption Price")

                        (ii) Mandatory Redemption. (a) On the tenth anniversary of the Issue Date, the Corporation shall redeem at the Redemption Price, to the extent the Corporation shall have funds legally available for such payment, all of the shares of Series B Preferred Stock then outstanding.

                                (b) In addition, if any time the Corporation
      sells, transfers or otherwise disposes of its indirectly held investment in the Common Stock of the Holder (whether in whole or in part), other than to another wholly-owned subsidiary of the Issuer (it being understood that having directors' shares or their equivalent outstanding shall not prevent a subsidiary from being considered wholly-owned for purposes of this subparagraph), then, within sixty (60) days of such sale, transfer or disposition, the Corporation shall redeem at the Redemption Price, to the extent the Corporation shall have funds legally available for such payment, a number of shares of the Series B Preferred Stock that represents a percentage of the total number of shares of Series B Preferred Stock then outstanding equal to the percentage that the number of shares of Common Stock of the Holder so sold, transferred or disposed by the Corporation (or its subsidiary) represents of the total number of shares of Common Stock of the Holder then held by the Corporation (or its subsidiary).

                                (c) If the Corporation shall fail to discharge
      any mandatory redemption obligation pursuant to this paragraph (6) (ii), such failure shall have the consequences specified in paragraph (11) below and the Corporation shall discharge such mandatory redemption obligation as soon as it is able to do so.

                          (iii) Reacquired Shares. Shares of Series B Preferred Stock which have been issued and reacquired by the Corporation in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock, undesignated as to any series of the Preferred Stock; provided, however, that no such issued and reacquired shares of the Series B Preferred Stock shall be reissued or sold as Series B Preferred Stock.

                          (7) Procedure for Redemption.

                          (i) Selection. In the event that fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the shares shall be redeemed pro rata. If less than all of the shares held by a holder are to be redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                          (ii) Notice. In the event the Corporation shall redeem shares of Series B Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 10 days nor more than 60 days prior to the redemption date, to each record holder of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; provided, however, that any failure to give such notice or any defect therein shall not affect the validity of the proceeding for the redemption of any shares of Series B Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (a) the redemption date; (b) the number of shares of Series B Preferred Stock to be redeemed and, if less than all shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder; (c) the Redemption Price (including a calculation of all accrued and unpaid dividends); (d) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date except to the extent provided in paragraph (8).

                    (8) Effect of Redemption. From and after the redemption date, dividends on the shares of Series B Preferred Stock so called for redemption shall cease to accrue (unless the Corporation defaults in promptly providing money for the payment of the Redemption Price to the holders of the redeemed shares who deliver shares of Series B Preferred Stock in accordance with the terms of the notice sent to such holders), and said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Preferred Stock, undesignated as to series, and all rights of the holders thereof as stockholders of the Corporation in respect of such shares shall cease and terminate (except the right to receive from the Corporation the Redemption Price). If notice of redemption shall have been mailed and if prior to the date of redemption specified in such notice all said funds necessary for such redemption shall have been irrevocably deposited in trust, for the account of the holders of the shares of the Series B Preferred Stock to be redeemed, with a bank or trust company (which shall have combined capital and surplus of at least $100,000,000) in the borough of Manhattan, City of New York named in such notice, thereupon and without awaiting the redemption date, all shares of the Series B Preferred Stock with respect to which such notice shall have been so mailed and such deposit shall have been so made, shall be deemed to be redeemed and no longer outstanding and all rights with respect to such shares of the Series B Preferred Stock shall forthwith upon such deposit in trust cease and terminate (except the right of the holders on or after the redemption date to receive from such deposit in trust the amount payable upon the redemption). In case the holders of shares of the Series B Preferred Stock that shall have been called for redemption shall not within one year (or any longer period if required by law) after the redemption date claim any amount so deposited in trust for the redemption of such shares, such bank or trust company shall, upon demand and if permitted by applicable law, pay over to the Corporation any such unclaimed amount so deposited with it and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Corporation for payment of the redemption price thereof, but without interest from the date for which redemption was scheduled.

                    (9) Merger or Consolidation. In the event of a merger or consolidation of the Corporation with or into any person pursuant to which the Corporation shall not be the continuing person, or pursuant to which the Corporation shall become a subsidiary of a public company, the Series B Preferred Stock shall at the option of the Corporation either: (i) be redeemed in accordance with the provisions of paragraph (7) or (ii) be converted into or exchanged for and shall become preferred shares of such successor, resulting or public company, having in respect of such successor, resulting or public company substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series B Preferred Stock had immediately prior to such transaction.

                    (10) Voting Rights. (i) The holders of shares of Series B Preferred Stock shall not be entitled to any voting rights except as provided in this paragraph (10) or as otherwise required by law.

                          (ii)(a) If at any time or times (1) dividends payable on the Series B Preferred Stock shall be in arrears and shall not have been paid in full for the two immediately preceding quarters, or (2) the Corporation shall have failed to meet the mandatory redemption obligation as provided in paragraph (6)(ii), then the number of directors constituting the Board of Directors, without further action, shall be increased by one. The directorship created by the failure to meet mandatory redemption obligations or to declare or pay dividends on the Series B Preferred Stock shall be referred to as a "Preferred Stock Director". The holders of Series B Preferred Stock, voting separately as a class, shall have the right to elect one Preferred Stock Director, with the remaining directors to be elected by the other class or classes of stock entitled to vote therefor, at each meeting of stockholders held for the purpose of electing directors.

                                    (b) Whenever such voting right shall have
      vested, such right may be exercised initially at the holders' election either at a special meeting of the holders of Series B Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such annual meeting, or by the unanimous written consent of all holders of the Series B Preferred Stock. Such voting right shall continue until such time as (i) all accrued and unpaid dividends on all outstanding Series B Preferred Stock shall have been paid in full and (ii) all mandatory redemption obligations which have matured have been met, at which time such voting right of the holders of Series B Preferred Stock shall terminate, subject to revesting in the event of each and every subsequent event of the character indicated above.

                                (c) At any time when such voting rights shall
      have vested in the holders of Series B Preferred Stock and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of any holder of record of Series B Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of Series B Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officer of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registered receipt issued by the postal authorities), then the holders of record of 10% of the shares of Series B Preferred Stock then outstanding may designate in writing a holder of Series B Preferred Stock to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this paragraph (10) (ii) (c). Any holder of Series B Preferred Stock that would be entitled to vote at such meeting shall have access to the stock books of the Corporation in respect of the Series B Preferred Stock for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph (10) (ii) (c). Notwithstanding the provisions of this paragraph (10) (ii) (c), however, no such special meeting shall be called during a period within 90 days immediately preceding the date fixed for the next annual meeting of stockholders of the Corporation.

                                (d) At any meeting held for the purpose of
      electing directors at which the holders of Series B Preferred Stock shall have the right to elect a Preferred Stock Director as provided herein, the presence in person or by proxy of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock shall be required and shall be sufficient to constitute a quorum of such class for the election of a Preferred Stock Director by such class. At any such meeting or adjournment thereof, (x) the absence of a quorum of the holders of Series B Preferred Stock shall not prevent the election of directors other than the Preferred Stock Director to be elected, and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of a Preferred Stock Director to be elected by the holders of Series B Preferred Stock and (y) in the absence of a quorum of the holders of shares of Series B Preferred Stock, a majority of such holders present in person or by proxy shall have the power to adjourn the meeting for the election of a Preferred Stock Director that the holders of Series B Preferred Stock may be entitled to elect, from time to time, without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.

                                (e) The term of office of the Preferred Stock
      Director elected pursuant to this paragraph (10) in office at any time when the aforesaid voting right is vested in the holders of Series B Preferred Stock shall terminate upon the election of such Director's successor at any meeting of stockholders for the purpose of electing directors of the class of directors to which the Preferred Stock Director belongs. Upon any termination of the voting right of the holders of Series B Preferred Stock, the term of office of the Preferred Stock Director elected pursuant to this paragraph (10) then in office shall automatically terminate, and, if the number of directors constituting the Board of Directors was increased by one pursuant to paragraph (10) (ii) (a), then upon such termination the number of directors constituting the Board of Directors shall, without further action, be reduced by one, subject to an increase in the number of directors pursuant to paragraph (10) (ii) (a) in the case of the future right of the holders of Series A Preferred stock to elect directors.

                                (f) In case of any vacancy occurring for the
      Preferred Stock Director so elected, the holders of Series B Preferred Stock may, at a special meeting of such holders called as provided above, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

                          (iii) So long as any shares of Series B Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote at a meeting, or the written consent (in lieu of a meeting), of the holders of at least a majority in number of shares of the Series B Preferred Stock then outstanding, (a) amend, alter or repeal any of the provisions of the Certificate of Incorporation of the Corporation (including the Certificate of Designations which creates the Series B Preferred Stock) so as to affect adversely the powers, preferences or special rights of the Series B Preferred Stock or (b) increase the authorized number of shares of the Series B Preferred Stock; provided, however, that nothing herein shall limit the ability or authority of the Board of Directors of the Corporation to create, authorize or issue any Junior Securities or Parity Securities.

                          (11) Certain Restrictions. If at any time or times (1) dividends payable on the Series B Preferred Stock shall be in arrears and shall not have been paid in full for the two immediately preceding quarters, or (2) the Corporation shall have failed to meet the mandatory redemption obligation as provided in paragraph (6)(ii), then, if and so long as any such obligation with respect to dividends or redemption shall not be fully discharged, the Corporation shall not (x) declare or pay any dividend or make any distributions on, or directly or indirectly purchase, redeem or satisfy any mandatory redemption, sinking fund or other similar obligation in respect of any Parity Securities or any warrants, rights or options exercisable for or convertible or exchangeable into Parity Securities (except in connection with any such obligation to be satisfied pro rata with the obligation in respect of the Series B Preferred Stock) or (y) declare or pay any dividend or make any distributions on, or directly or indirectly purchase, redeem or satisfy any mandatory redemption, sinking fund or other similar obligation in respect of any Junior Securities (other than in such Junior Securities) or any warrants, rights or options exercisable for or convertible or exchangeable into Junior Securities.

                          (12) Transfer Restrictions. The Series B Preferred Stock is being issued to the Holder pursuant to, and is subject to the terms and restrictions of, the Stock Acquisition Agreement, dated as of October 1, 1998, between the Holder and the Corporation.